Exhibit 99.1

SenesTech Receives Nasdaq Minimum Bid Price Notification and
Highlights Record Third Quarter Revenue
SURPRISE, Ariz., Oct. 22, 2026 — SenesTech, Inc. (NASDAQ: SNES), the leader in rodent birth control and sustainable rodent population management, today announced that, on Oct. 20, 2026, it received a letter from the listing qualifications staff of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the closing bid price of its common stock had been below $1.00 per share for 30 consecutive business days. As a result, the Company does not currently meet the minimum bid price requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2).
The notification has no immediate effect on the listing of SenesTech’s common stock, which will continue to trade on the Nasdaq Capital Market under the symbol “SNES.” Under Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until April 19, 2027, to regain compliance.
“We take the Nasdaq notification seriously, and we intend to use the compliance period to keep demonstrating the progress we are making in the business,” said Michael Edell, President and Chief Executive Officer of SenesTech. “Our preliminary third quarter revenue of approximately $1.1 million was the highest in the Company’s history, up 40% from the second quarter and 55% from the third quarter of 2025. We believe that continued execution, together with broader investor awareness of our progress, can create opportunities for our share price to better reflect the value we see in the business.”
Recently, long term holder Glenbrook Capital Management congratulated Senestech on its recently announced 40% sequential and 55% year-over-year revenue growth in Q3. It has also reported a 38% ownership position and offered to work cooperatively with the Board and management team on practical measures designed to improve the Company's financial position and support operating priorities.
SenesTech intends to take a disciplined approach to financial management, balancing the need to maintain adequate liquidity and financial resources against the cost of capital and dilution to existing shareholders. The Company continues to evaluate its financing requirements and available alternatives, as well as the other options available to it to regain compliance with the Nasdaq listing rules.
About SenesTech
SenesTech is the leader in rodent birth control and sustainable rodent population management, with a mission to support a healthier environment through the responsible management of animal pest populations. The Company's Evolve® and ContraPest® fertility control solutions, along with its assessment and monitoring services, target reproduction to help reduce rodent populations. SenesTech serves consumer and professional markets with proven approaches that can be used independently or as part of an integrated pest management (IPM) program.
For more information, visit https://senestech.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company’s efforts to regain compliance with Nasdaq’s minimum bid price requirement, its ability to regain compliance within the initial compliance period or to qualify for an additional compliance period, the execution of its strategic plans to grow the business and move toward profitability, its approach to financial management and its evaluation of financing alternatives and other options to regain compliance with the Nasdaq listing rules. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks include the risk that the Company may not regain compliance with Nasdaq’s minimum bid price requirement or other continued listing requirements and that its common stock may be delisted; the risk that the Company may not realize the benefits expected from its e-commerce, B2B and subscription strategies, or be successful in commercialization of its products, realize sufficient market acceptance of its products, or capitalize on market opportunities and accelerate growth; the risks of establishing an entirely new product category, including the time, expense and uncertainty of building market awareness and customer acceptance; the risk that the Company may not be able to build and scale a professional B2B sales organization and to execute a vertical-market strategy; risks related to the Company’s financial performance, including its ability to fund operations and potentially using cash at times and in ways other than as planned; the risk that any additional financing may not be available on acceptable terms or may dilute existing shareholders; and risks related to regulatory approval and regulation of the Company’s products. These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2025, and subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by law, SenesTech undertakes no obligation to update or revise any forward-looking statement.
Contacts:
Investor: Robert Blum, Lytham Partners, LLC, 602-889-9700, senestech@lythampartners.com
Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., 928-779-4143
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